August 7, 2003, 8:00 a.m. (Eastern)

Contact: Sonja Tuitele

Corporate Communications

(720) 562-4984

Wild Oats Markets, Inc. Reports Second Quarter and First Half 2003 Results – Net Income Increased 45.7 percent in the Quarter

BOULDER, Colo., August 7 / PRNewswire / -- Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced financial results for the second quarter and first half ended June 28, 2003. In the second quarter of 2003, the Company’s net income increased 45.7 percent to $2.2 million, or $0.07 per share, on sales of $242.2 million, as compared to the same period last year.

"We are encouraged by the progress we’ve made to drive sustainable long-term growth for this Company," said Perry D. Odak, President and Chief Executive Officer of Wild Oats Markets, Inc. "Despite a continuing soft economy and internal initiatives that have had a short-term adverse impact on our results, but are intended to build a foundation for growth, we were able to drive significant profitability gains and we have begun to see gradual improvement in our sales results."

Financial Results

Net sales in the second quarter of 2003 were $242.2 million, up 2.6 percent compared with $236.2 million in the second quarter of 2002. The sales gain was driven by the addition of three new stores to the Company’s portfolio in the first quarter, which more than offset the sale or closure of four stores year-over-year. Sales in the second quarter were also boosted by the shift of the Easter holiday into the second quarter of 2003, which had a 25 basis point positive impact on comparable store sales. However, continued road construction near five of the Company’s stores in the quarter nearly offset this gain with a 20 basis point negative impact to same-store sales. First half 2003 sales were $478.2 million, a 1.9 percent increase compared to $469.2 million in the same period last year.

Comparable store sales in the second quarter of 2003 were negative 0.1 percent compared to positive same-store sales of 5.2 percent in the second quarter of 2002. Comparable store customer traffic in the second quarter was negative 3.5 percent and comparable store average transaction size per customer was positive 3.4 percent. Continued disruption related to the Company’s SKU reduction program, transition to a new private label program, previously announced remodeling and resetting activity, and the aforementioned road construction continue to put pressure on comparable store sales and customer traffic in the second quarter.

Net income in the second quarter of 2003 was $2.2 million, or $0.07 per diluted share, a 45.7 percent increase compared with net income of $1.5 million, or $.06 per diluted share, in the same period last year. The increase in earnings per share was not as significant as the increase in net income due to dilution related to the Company’s equity offering in September 2002. The increase in net income year-over-year was primarily due to a reduction in direct store expenses, which offset a decline in gross margin. Net income for the first half of 2003 was $3.6 million, or $0.12 per diluted share, a 67.3 percent increase compared with net income of $2.2 million, or $0.09 per diluted share, in the first six months of 2002. This increase was largely due to a continued reduction in store-level expenses.

Wild Oats reported gross profit of $71.2 million, or 29.4 percent of sales, in the second quarter of 2003, a slight decline compared with $71.4 million, or 30.2 percent of sales, in the second quarter of 2002. While the Company had been driving strong margin improvement for several quarters, the 80 basis point decline in gross profit margin in the second quarter was the result of several factors. These included increased produce costs compared to last year; inventory mark-downs as the Company closed two stores and sold through slow-moving inventory to make room for new products in existing stores; and a new direct mail campaign designed to increase awareness in key markets. The planned inventory reduction is designed to allow the Company to regularly refresh its product offering with an aim to build a sustainable long-term competitive position. Wild Oats generated gross profit of $142.1 million, or 29.7 percent of sales, in the first half of 2003 compared with $139.1 million, or 29.6 percent of sales, in the comparable period last year.

Continued store-level operational improvements led to a 2.5 percent reduction in direct store expenses in the second quarter of 2003, which helped to strengthen the Company’s overall profitability in the quarter. Direct store expenses in the second quarter of 2003 were $50.2 million, a 2.5 percent decline compared with $51.5 million in the second quarter of 2002. Direct store expenses as a percent of sales were 20.7 percent in the second quarter of 2003, compared with 21.8 percent in last year’s second quarter, showing a continuing trend of improvement, which is largely due to better payroll management and the Company’s ability to minimize insurance and benefits costs. In the first six months of 2003, direct store expenses were $102.6 million, or 21.4 percent of sales, compared with $101.9 million, or 21.7 percent of sales, in the first half of 2002.

 Store contribution continued to improve in the second quarter of 2003 and was $21.0 million, or 8.7 percent of sales, a 5.4 percent increase compared with $20.0 million, or 8.4 percent of sales in the second quarter of 2002. Excluding a loss on the disposal of assets of $1.4 million, first half 2003 store contribution was $40.9 million, or 8.6 percent of sales, a 10.1 percent increase from $37.1 million, or 7.9 percent of sales in the same period last year. Despite lower gross profit margins, continued store-level expense management, combined with the overall reduction of insurance and benefits costs, contributed to continued improvement in store contribution.

Selling, general and administrative (SG&A) expenses in the second quarter of 2003 increased 13.8 percent to $16.8 million from $14.8 million in the prior year second quarter. SG&A as a percent of sales was 6.9 percent in the second quarter of 2003, compared with 6.2 percent in the second quarter of 2002. The increase in SG&A was largely due to new marketing initiatives launched in the second quarter of 2003, which included investments in radio advertising in key markets to build greater long-term awareness in Wild Oats Markets. SG&A expenses in the first six months of 2003 were $32.8 million, a 13.3 percent increase, compared with $29.0 million in the same period last year.

In addition to strides made in inventory reduction, store-level expense management and store contribution margins, Wild Oats Markets continues to generate improved cash flow despite a significant increase in capital expenditures related to investments in new and existing stores. Capital expenditures were $6.9 million in the second quarter, compared to $1.9 million in the second quarter of 2002, as the Company invested in its store remodeling program and two new stores in development that are set to open in the third quarter. Despite this increase in capital spending, the Company was able to reduce its debt in the second quarter and borrowings, net of cash, were down almost $4 million compared to the first quarter of 2003. As of quarter end, Wild Oats had approximately $39.9 million outstanding on its $75.0 million credit facility.

2003 Outlook

To date in 2003, Wild Oats Markets completed remodeling and/or resetting 15 stores as part of its previously announced store remodeling and resetting initiatives. The stores are being renovated to reflect the design, decor and layout of the Company’s new prototype stores. Remodeling and resetting activity will continue in the third quarter of this year.

Remodeled stores, combined with several new store openings, will provide Wild Oats with an overall stronger store base. As previously announced, Wild Oats plans to open two new stores in the third quarter of 2003 – the first of which was opened August 6, 2003 in Lexington, Ky. The Company will open a new store in Franklin, Tenn. in September and will add three new Wild Oats stores – in Park City, Utah; Denver and Colorado Springs, Colo. – and one Henry’s Marketplace in Chino Hills, Calf. in the fourth quarter of 2003.

Wild Oats is on track to open 15-to-20 new stores in 2004 and 20-to-25 new stores in 2005. Currently Wild Oats has 30 leases or letters of intent signed to meet its new store development goals. The Company expects total square footage to be 2.3 million by the end of 2003. Included in the Company’s objective of strengthening its store base is the continued rationalization of stores that do not meet its strategic objectives. Wild Oats closed stores in Los Angeles and Irvine, Calif. in the second quarter, and announced plans to relocate its store on Belmont Blvd. in Nashville, Tenn. to the new Franklin, Tenn. store location in the third quarter.

"Having just come from Lexington, Ky., where we opened our fifth new store under the existing management team, we are confident in our new store development plan and the fact that our new store prototypes continue to generate results that exceed Company averages," said Mr. Odak. "Our focus will continue to be on enhancing and improving the operations of our existing store base while adding new stores to our portfolio so that we can deliver long-term value to all of our stakeholders."

Company management will host a conference call and webcast with financial analysts and investors on Thursday, August 7, 2003 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the second quarter and first half ended June 28, 2003. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats second quarter 2003 earnings conference call" or reference conference ID number 1744386. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com. A replay of the conference call will be available until midnight on August 14, 2003, by calling (800) 642-1687, domestically, or (706) 645-9291, from outside the U.S. The passcode for the replay is 1744386. The conference call will be archived on the Company’s website.

About Wild Oats

Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With nearly $920 million in annual sales, the Company currently operates 101 natural foods stores in 25 states and British Columbia, Canada. The Company’s markets include: Wild Oats Natural Marketplace, Henry’s Marketplace, Sun Harvest and Capers Community Markets. For more information, please visit the Company’s website at www.wildoatsinc.com.

Risk Factors and Uncertainties

 Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; the cost of future store development; expected future comparable store sales, revenues and earnings per share; the success of the Company’s marketing and merchandising programs; and the future financial measures and the prospects for favorable growth and performance.

The statements made by the Company are based on management’s present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the ability to obtain necessary inventory, the Company’s ability to execute on operational, marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company’s SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data are projected.

The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

Wild Oats Markets, Inc.

Consolidated Statement of Operations

(In thousands, except per-share amounts)

(Unaudited)
	Thirteen Weeks Ended				Twenty-Six Weeks Ended

	June 28, 2003		June 29, 2002		June 28, 2003		June 29, 2002

Sale	$242,248	100.0%	$ 236,186	100.0%	$478,235	100.0%	$ 469,200	100.0%
Cost of goods sold and occupancy costs	171,026	70.6%	164,758	69.8%	336,154	70.3%	330,129	70.4%

Gross profit	71,222	29.4%	71,428	30.2%	142,081	29.7%	139,071	29.6%

Direct store expenses	50,227	20.7%	51,510	21.8%	102,559	21.4%	101,922	21.7%

Store contribution	20,995	8.7%	19,918	8.4%	39,522	8.3%	37,149	7.9%

Selling, general and administrative expenses	16,797	6.9%	14,761	6.2%	32,774	6.9%	28,934	6.2%
Pre-opening expenses	101	0.0%	645	0.3%	1,023	0.2%	1,014	0.2%
Restructuring and asset impairment income	(145)	-0.1%			(1,881)	-0.4%	(652)	-0.1%

Income from operations	4,242	1.8%	4,512	1.9%	7,606	1.6%	7,853	1.7%

Loss on early extinguishment of debt					186	0.0%
Interest expense, net	663	0.3%	2,154	0.9%	1,480	0.3%	4,409	0.9%

Income before income taxes	3,579	1.5%	2,358	1.0%	5,940	1.2%	3,444	0.7%

Income tax expense	1,396	0.6%	860	0.4%	2,317	0.5%	1,278	0.3%

Net income	$ 2,183	0.9%	$ 1,498	0.6%	$ 3,623	0.8%	$ 2,166	0.5%

Basic net income per common share	$ 0.07		$ 0.06		$ 0.12		$ 0.09

Weighted average number of common shares outstanding	29,775		25,016		29,739		24,919

Diluted net income per common share	$ 0.07		$ 0.06		$ 0.12		$ 0.09

Weighted average number of common shares outstanding	30,262		25,945		30,062		25,551

WILD OATS MARKETS, INC.

Condensed Consolidated Balance Sheet

(in thousands)

	June 28,	Dec 28,
	2003 (unaudited)	2002

Assets
Current assets:
Cash and cash equivalents	$ 15,275	$ 11,367
Inventories, net	47,785	47,175
Accounts receivable, net	3,087	2,524
Prepaid expenses and other current assets	7,490	7,069

Total current assets	73,637	68,135

Property and equipment, net	123,963	122,359
Intangible assets, net	113,648	113,819
Other long term assets	16,976	19,272

Total assets	$ 328,224	$ 323,585

Liabilities and Stockholders’ Equity
Current liabilities:
Account payable	65,105	57,596
Accrued liabilities	35,955	37,943
Current portion of debt and capital leases	16	146

Total current liabilities	101,076	95,685

Long-term debt and capital leases	39,886	43,075
Other long-term liabilities	14,330	17,923

Total liabilities	155,292	156,683

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value; 60,000,000 shares authorized; 29,826,948 and 29,658,660 shares issued and outstanding	30	30
Additional paid-in capital	204,693	203,282
Accumulated deficit	(31,745)	(35,368)
Accumulated other comprehensive loss	(46)	(1,042)

Total stockholders’ equity	172,932	166,902

Total liabilities and stockholders’ equity	$ 328,224	$ 323,585

WILD OATS MARKETS, INC.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Twenty-Six Weeks Ended
	June 28,	June 29,
	2003	2002

Cash Flows From Operating Activities:
Net income	$3,623	$2,166
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	10,866	10,528
Deferred tax expense	1,983	820
Loss (gain) on disposal of property and equipment	1,368	(39)
Restructuring and asset impairment income	(1,881)	(652)
Loss on investment	186
Other	106	(60)
Change in assets and liabilities:
Inventories	(455)	6,596
Receivables and other assets	(281)	2,746
Accounts payable	7,416	(236)
Accrued liabilities	(2,884)	1,900

Net cash provided by operating activities	20,047	23,769

Cash Flows From Investing Activities:
Capital expenditures:	(13,516)	(4,644)
Proceeds from sale of property and equipment	4	5

Net cash used in investing activities	(13,512)	(4,639)

Cash Flows From Financing Activities:
Net repayments on line-of-credit	(4,100)	(21,000)
Repayments on notes payable, long-term debt and capitalized leases	(37,098)	(5,730)
Proceeds from long-term debt	37,879
Payment of debt issuance costs	(721)
Proceeds from issuance of common stock	1,343	1,434

Net cash used in financing activities	(2,697)	(25,296)

Effect of exchange rate changes on cash	70	54

Net increase (decrease) in cash and cash equivalents	3,908	(6,112)
Cash and cash equivalents at beginning of period	11,367	18,840

Cash and cash equivalents at end of period	$ 15,275	$ 12,728

NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock issued in payment of note payable		$ 1,210
Settlement of note payable against accounts receivable		$ 200